Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERES PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement of YD Bio Limited on Form F-4 Amendment No. 3 of our report dated August 30, 2024 with respect to our audits of the combined financial statements of YD Biopharma Limited and Subsidiary (collectively the “Company”) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023, which report appears in this Prospectus and Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

Hong Kong, China

January 29, 2025